AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of September 30, 2020, amends the Amended and Restated Master Investment Advisory Agreement (the “Agreement”), dated July 1, 2020, between AIM Investment Securities Funds (Invesco Investment Securities Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco Oppenheimer Government Money Market Fund to Invesco U.S. Government Money Portfolio;

NOW, THEREFORE, the parties agree that:

1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Corporate Bond Fund	February 12, 2010

Invesco Global Real Estate Fund	April 29, 2005

Invesco Government Money Market Fund	June 1, 2000

Invesco High Yield Bond Factor Fund	May 24, 2019

Invesco High Yield Fund	June 1, 2000

Invesco Income Fund	June 1, 2000

Invesco Intermediate Bond Factor Fund	May 24, 2019

Invesco Real Estate Fund	October 29, 2003

Invesco Short Duration Inflation Protected Fund	June 1, 2000

Invesco Short Term Bond Fund	August 29, 2002

Invesco U.S. Government Money Portfolio	May 24, 2019

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Adviser, out of the assets of each Fund, as full compensation for all services rendered, an advisory fee for such Funds as set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Funds for the calendar year computed in the manner used for the determination of the net asset value of shares of such Funds.

Invesco Corporate Bond Fund

Net Assets	Annual Rate
First $500 million	0.42%
Next $750 million	0.35%
Over $1.25 billion	0.22%

Invesco Global Real Estate Fund
Invesco Real Estate Fund

Net Assets	Annual Rate
First $250 million	0.75%
Next $250 million	0.74%
Next $500 million	0.73%
Next $1.5 billion	0.72%
Next $2.5 billion	0.71%
Next $2.5 billion	0.70%
Next $2.5 billion	0.69%
Over $10 billion	0.68%

Invesco Government Money Market Fund

Net Assets	Annual Rate
All Assets	0.15%

Invesco High Yield Bond Factor Fund

Net Assets	Annual Rate
First $2 billion	0.37%
Over $2 billion	0.35%

Invesco High Yield Fund

Net Assets	Annual Rate
First $200 million	0.625%
Next $300 million	0.55%
Next $500 million	0.50%
Over $1 billion	0.45%

Invesco Income Fund

Net Assets	Annual Rate
First $200 million	0.50%
Next $300 million	0.40%
Next $500 million	0.35%
Next $19.5 billion	0.30%
Over $20.5 billion	0.24%

Invesco Intermediate Bond Factor Fund

Net Assets	Annual Rate
First $2 billion	0.25%
Over $2 billion	0.23%

Invesco Short Duration Inflation Protected Fund

Net Assets	Annual Rate
First $500 million	0.20%
Over $500 million	0.175%

Invesco Short Term Bond Fund

Net Assets	Annual Rate
First $500 million	0.350%
Next $500 million	0.325%
Next $1.5 billion	0.300%
Next $2.5 billion	0.290%
Over $5 billion	0.280%

Invesco U.S. Government Money Portfolio*

Net Assets	Annual Rate
First $500 million	0.45%
Next $500 million	0.425%
Next $500 million	0.40%
Next $1.5 billion	0.375%
Over $3 billion	0.35%”

2. All other terms and provisions of the Contract not amended shall remain in full force and effect.

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

INVESCO ADVISERS, INC.

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President & Secretary

AIM INVESTMENT SECURITIES FUNDS
(INVESCO INVESTMENT SECURITIES FUNDS)

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer